PART III

                           EXHIBIT 6.6


                ADMINISTRATIVE SERVICES AGREEMENT






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                ADMINISTRATIVE SERVICES AGREEMENT


      THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made and entered into to be effective the 1st day of January, 1998, by and among FULL TILT SPORTS, INC., a Colorado corporation (the "Company") and MCM CAPITAL MANAGEMENT, INC., a Colorado corporation (the "Manager").


                            RECITALS


      WHEREAS, the Company is engaged in the business of manufacturing and distribution of sportswear and apparel, and is in need of office facilities and support services to facilitate its business; and

      WHEREAS, the Manager is engaged in the business of managing and administering the day to day operations of businesses such as the Company, and the Company desires to retain the Manager for such services;

     NOW THEREFORE, in consideration of the Recitals that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:


     1.   Management Services.

      (a) The Company hereby engages the Manager to provide administrative and support services reasonably required in the ordinary course of the Company's business, including for the day to day operations of the Company and such further services for the benefit of the Company as described herein. The management services (the "Management Services") provided by the Manager herein shall include, but not be limited to:

          (i)   Office      Services.        Telephone
          answering    and    receptionist    services,
          secretarial   services   including    typing,
          document  and report preparation, record  and
          bookkeeping,  personnel services,  and  other
          support  functions  normally  and  reasonably
          required  in  the  ordinary  course  of   the
          Company's business;

          (ii)  Consulting  Services.   Manager   shall
          interface and provide Company information  to
          outside  professionals and consultants,  such
          as  attorneys  and accountants, for  purposes
          such   as   Securities  Exchange   Commission
          compliance   filings  and  Internal   Revenue

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          Service tax reporting;

          (iii)    Facilities.   Company   shall   have
          access  to, and may use as needed on  a  non-
          exclusive   basis,   the  Managers's   office
          facility  consisting  of approximately  3,000
          square  feet of office space located  at  the
          Manager's principal business location at 5525
          Erindale  Drive, Suite 201, Colorado Springs,
          Colorado 80918, with furniture, fixtures  and
          equipment located therein (the "Facilities").
          The Company may use the Facilities for client
          reception,  conference  rooms  for  meetings,
          delivery  of  mail  and  packages,   and   as
          executive  and administrative  offices.   The
          Company  shall inform the Manager in  advance
          when  use of the Facilities is requested  for
          the  abovementioned purposes, which use shall
          be  subject  to the Facilities' availability.
          The Facilities shall be available subject  to
          the  use and needs of the Facilities  by  the
          Manager, which shall take precedence over the
          Company's  request  and needs.   The  Company
          shall have access to the Facilities during normal business hours, Monday to Friday, 8 AM to 5 PM or as otherwise arranged with the Manager;

          (iv)   Warehouse   and   Storage.     Company
          shall  also be afforded non-exclusive use  of
          the storage areas at the Manager's office for
          delivery,  warehousing  and  storage  of  the
          Company's  merchandise so as not to interfere
          with  the  normal business operation  of  the
          Manager.   The Company shall have  access  to
          the  facilities for warehousing  and  storage
          during  normal  business  hours,  Monday   to
          Friday, 8 AM to 5 PM or as otherwise arranged with the Manager.

      (b) The Manager hereby accepts such engagement and shall, subject to the direction of the Board of Directors of the Company, at all times faithfully, with diligence and to the best of its ability, experience and talents, perform all the duties required by the terms of this Agreement to the reasonable satisfaction of the Company.

      (c) The Manager shall devote as much of the Manager's time and attention as is reasonably necessary to fulfill the Manager's responsibilities herein. The Manager shall determine when and where the Manager shall provide the Management Services. The number and hours of service of the Manager's personnel assigned to perform the Management Services shall be determined by the Manager in its discretion.


      2. Term. The term of this Agreement shall commence on the date first written above, and shall continue for twelve (12) consecutive months from the date of commencement, unless terminated earlier in accordance with provisions hereinafter set forth. At the expiration of the term of this Agreement, the parties may upon written agreement, renew this Agreement for an

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additional twelve (12) month term.


     3.   Fees.     The Company shall pay to the Manager a fee of
two thousand five hundred dollars ($2,500) per month gross plus certain expenses itemized herein, payable on the first day of each month.


     4. Expenses. The Manager is authorized to incur reasonable expenses for performing the Management Services. Such expenses shall include costs for photocopies, long distance telephone, overnight delivery, courier services, postage and other ordinary office expenses incurred on behalf of the Company and not included as Management Services. The Company shall reimburse the Manager for all such expenses on the presentation by the Manager of an itemized account of such expenditures. The Manager shall prepare and deliver to the Company a written statement detailing all expenses for the previous month.


      5.  Non-exclusivity.      This   Agreement is  nonexclusive
and does not preclude the Manager from performing services of any kind or nature for any other entities or concerns, or from entering into any other business of any kind or nature.


     6.   Termination.

      a) Termination by the Company With Cause. The Company may Terminate this Agreement with cause at any time in accordance with the terms and conditions herein, upon immediate notice to the Manager. For the purpose of this section, "cause" shall be defined as meaning conduct by the Manager which constitutes in fact or law a breach of fiduciary duty or felonious conduct having the effect, in the opinion of the Company, of materially adversely affecting the Company or its reputation. In the event of termination by the Company with cause, the Manager shall be entitled to receive payment of the monthly fee herein up until and including the month that such written notice is received. The Manger shall not be entitled to any other compensation under this Agreement.

      b) Termination by Company Without Cause. The Company may Terminate this Agreement without cause at any time, in accordance with the terms and conditions herein, upon sixty (60) written notice to the Manager. In the event of termination by the Company without cause, the Manager shall be entitled to receive the monthly fee herein for two (2) monthly periods, after the Manager's receipt of such termination notice. The Manger shall not be entitled to any other compensation under this Agreement.

      c) Termination by Manager. The Manager may elect to terminate this Agreement, with or without cause, for any reason whatsoever, by providing the Company thirty (30) days written notice of such election. In the event of such termination by the Manager, the Manager shall be entitled to receive the monthly fee

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herein  up  to  and  including the  month  that  notice  of  such termination is received by the Company.

     d) Return of Company Records and Material. Immediately upon termination, the Manager shall return any and all records, material and tangible things to the Company.


      7. Independent Contractor Status. Manager shall be an independent contractor with respect to all services provided herein, and shall have no authority to bind the Company in any manner. The Company shall not be responsible for payment of FICA/FUTA or for providing workers' compensation insurance for Manager. The Company shall not withhold any state or federal income taxes on account of Manager's compensation. The Manager shall make all arrangements necessary for timely payment of all the foregoing on the Manager's own account. In the event the Company is subject to any claim, action or liability in connection with the aforementioned, including attorneys fees, costs and expenses in the defense of any such action or claims, the Manager shall discharge such claims, actions and liabilities immediately and shall indemnify and hold harmless the Company for such liabilities and expenses.


      8. Confidential Information. Throughout the duration of the Manager's service, the Manager shall be privy to a substantial amount of data, information and knowledge which is the proprietary and confidential property of the Company. For the purposes of this Agreement, "trade secret or confidential or proprietary information" means any information concerning the
Company or its business which the Manager learned during the Manager's services at the Company and which is not generally known or available outside of the Company; such information includes, without limitation, information, whether written or otherwise, regarding the Company's earnings, expenses, manufacturing processes, material sources, equipment sources, customers and prospective customers, business plans, strategies, buying practices and procedures, prospective and executed contracts and other business arrangements. The Manager acknowledges that the Manager shall not either directly or indirectly use, disclose or communicate to any person or entity any trade secret or confidential or proprietary information of the Company for any purpose at all whether during or after the term of this Agreement, except to the extent any such information becomes generally known to the public through no fault of the Manager.


      9. Indemnification. The Company shall indemnify and hold harmless the Manager from and against any and all damages, liabilities, actions, suits, proceedings, claims, threats, demands, losses, costs and expenses (including attorneys' and experts' fees) arising out of or in connection with: (a) the negligent or intentionally wrongful acts or omissions of the Company, its agents, servants, employees and independent contractors, other than the Manager, under this Agreement; and
(b) any breach of or default by the Company under any covenant, promise, agreement, representation or warranty set forth in this Agreement.

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     10.   Governing Law.     This Agreement shall be governed in
accordance with the laws of the State of Colorado.


      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, on the date first above written.

                                   COMPANY:

                                   Full Tilt Sport, Inc.


                                   By: /s/ Roger K. Burnett
                                   ___________________________
                                   Roger K. Burnett, President


                                   MANAGER:

                                   MCM Capital Management, Inc.


                                   By: /s/ Bill M. Conrad
                                   __________________________
                                   Bill M. Conrad, Vice President

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